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                                                                      EXHIBIT 99
FOR IMMEDIATE RELEASE    CONTACT:  Rob Clark
                                   Digi International
                                   612-912-3093
                                   rob_clark@dgii.com

                                   Bob Brin
                                   Padilla Speer Beardsley
                                   612-872-3743
                                   bbrin@psbpr.com

                    DIGI INTERNATIONAL ANNOUNCES STOCK BUY BACK

                  KILLMER, CFO, TO LEAVE COMPANY AT END OF OCTOBER


MINNEAPOLIS, SEPTEMBER 3, 1998 -- Digi International Inc. (Nasdaq: DGII), the leading provider of server-based communications solutions, today announced that the board of directors has authorized the company to purchase up to 1 million shares of its common stock from time to time in transactions on the open market or otherwise. Shares purchased will be used for the company's stock option and employee stock purchase plans. Digi has approximately 15.2 million shares of common stock outstanding.


     "We are confident in the future of our company and remain very committed to our aggressive strategy to gain increased market share in the open-systems, server-based remote access market," said Jerry A. Dusa, president and chief executive officer of Digi International.


     The company also announced that Chief Financial Officer Jonathon Killmer, 56, will leave the company, effective October 30, 1998.


     "After a long and rewarding career at Coopers & Lybrand, I wanted to work in an operating environment," said Killmer. "Digi has been a great opportunity. The last two years have allowed be to accomplish many of the things that I wasn't able to do in public accounting. It is now time to pursue some other personal interests. I wish the best for the company."

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     `"Digi has benefited immensely from the experience, leadership and wisdom of Jon Killmer," said Dusa. "He has helped Digi return to profitability and to stabilize internal operations. We will sorely miss him.


ABOUT DIGI INTERNATIONAL

Digi International (NASDAQ National Market: DGII), based in Minneapolis, is a leading ISO 9001-compliant provider of data communications hardware and software that delivers seamless connectivity solutions for open systems, server-based remote access, and LAN markets. The company markets its products through an international network of distributors and resellers, system integrators, and original equipment manufacturers (OEMs).


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